UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2010

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

Revolving Credit Agreement with CoBank, ACB:

On January 19, 2010, Artesian Water Company, Inc. (“Artesian Water” or the “Company”) entered into a Revolving Credit Agreement (the “CoBank Agreement”) with CoBank, ACB (“CoBank”).  The CoBank Agreement provides that CoBank will make loans to the Company from time to time, not to exceed $20 million, expiring on January 18, 2011 (the “Maturity Date”).  The CoBank Agreement allows for the financing of operations of Artesian Water and up to $10 million for the operations of Artesian Water Maryland, Inc.  Interest rates on the CoBank Agreement are based on one of the following interest rate options.
(1)	At a rate per annum equal to the rate of interest established by CoBank on the first business day of each week.
(2)	At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance.
(3)	At a fixed rate per annum equal to the London Interbank Offering Rate (“LIBOR”) plus 1.50%.
Subject to certain limited exceptions, the Company shall select the applicable rate option each time a loan is requested.  Interest payments are due monthly and the principal amount outstanding can be repaid at any time, subject to a prepayment surcharge if paid prior to the Maturity Date.

The Company’s obligations are secured by a first priority lien on all equity of CoBank currently owned or acquired in the future by the Company and any proceeds thereof.  The CoBank Agreement contains certain covenants, including but not limited to, covenants committing the Company to purchase equity in CoBank as required by CoBank from time to time, restricting the Company’s ability to incur additional indebtedness, make certain investments, and pay dividends or other distributions above a specified threshold and requiring the Company to have an EBITDA to total interest expense ratio of not greater than 2.5 to 1 at the end of each fiscal year.  The CoBank Agreement contains customary events of default, including, but not limited to, the occurrence of payment default, a covenant default, a failure to pay when due any other indebtedness of the Company and an event of default under certain other indebtedness of the Company.  In the event of a default by the Company, the interest rate will be increased to the specified default rate, CoBank may stop making additional credit available, and require the Company to repay its entire debt immediately.

The above summary of the CoBank Agreement is qualified in its entirety by the complete copy of the CoBank Agreement, which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.  All readers are encouraged to read the entire text of the CoBank Agreement.

Demand Line of Credit Agreement with Citizens Bank of Pennsylvania:

On January 19, 2010, Artesian Resources Corporation and each of its subsidiaries (“Artesian Resources” or the “Company”) entered into a Demand Line of Credit Agreement (the “Citizens Agreement”) with Citizens Bank of Pennsylvania (“Citizens”).  The Citizens Agreement provides for a $40 million Demand Line of Credit (or “Line of Credit”) which may be used by the Company for short-term working capital needs, investments in facilities or equipment or letters of credit only.  The Citizens Agreement provides that Citizens will make loans to the Company from time to time, not to exceed $40 million, expiring on the earlier of January 18, 2011 or any date on which Citizens demands payment.  The Citizens Agreement is a demand loan facility and therefore Citizens may demand payment under the Citizens Agreement for any outstanding amounts at any time.  In the event that Citizens makes a demand for payment, Citizens may increase the interest rate to the specified default rate, stop making additional credit available and require the Company to repay the entire principal balance and any accrued interest immediately.  Interest rates on the Citizens Agreement are based on LIBOR.  Interest payments are due monthly and the principal amount outstanding can be repaid at anytime.

The Company is required to maintain its primary operating account with Citizens and the Company’s obligations are secured by a lien on all of the property of the Company or its affiliates in the possession of Citizens or any of its affiliates, including but not limited to any deposit, trust or agency account or any other bank account with Citizens or any of its affiliates.  The Citizens Agreement also contains certain customary operating covenants.

The above summary of the Citizens Agreement is qualified in its entirety by the complete copy of the Citizens Agreement, which is attached hereto as Exhibit 10.2 and is hereby incorporated by reference  All readers are encouraged to read the entire text of the Citizens Agreement.

Due to the execution of the CoBank Agreement and the Citizens Agreement, the previously existing lines of credit held by Artesian Water, Artesian Utility Development, Inc. and Artesian Wastewater Management, Inc. will no longer be utilized.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Revolving Credit Agreement dated January 19, 2010 between Artesian Water Company, Inc. and CoBank, ACB.

10.2	Demand Line of Credit Agreement dated January 19, 2010 between Artesian Resources Corporation and each of its subsidiaries and Citizens Bank of Pennsylvania.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: January 25, 2010	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer